EXPLANATORY NOTE

Landa App 2 LLC has prepared this Post-Qualification Amendment No. 3 to its Post-Qualification Amendment No. 2 filed on June 6, 2022 (the “Amendment No. 2”), which can be found here, solely for the purpose of correcting a scrivener’s error in the Series Share Information table in the Amendment No. 2. Defined terms used but not defined herein have the meanings given to them in the Amendment No. 2.

SERIES’ SHARE INFORMATION

	Series	$ Per Share (1)(2)	Maximum Offering Amount (3)(4)
1.	Landa Series 2174 Scarbrough Road	$6.6954	$66,954.00
2.	Landa Series 153 Spring Valley Circle	$8.5307	$85,307.00
3.	Landa Series 126 Wildwood Road	$6.9321	$69,321.00
4.	Landa Series 137 Spring Valley Circle	$6.8203	$68,203.00
5.	Landa Series 3192 Lake Monroe Road	$5.9769	$59,769.00
6.	Landa Series 45 Robertford Drive	$9.2926	$92,926.00
7.	Landa Series 303 Kellys Walk	$10.5346	$105,346.00
8.	Landa Series 4085 Springvale Way	$11.3687	$113,687.00
9.	Landa Series 8337 Blackfoot Trail	$24.6350	$246,350.00
10.	Landa Series 1662 Oak Forest Drive SE	$25.2082	$252,082.00
11.	Landa Series 189 Iris Court	$24.1303	$241,303.00
12.	Landa Series 363 Coral Circle	$19.7861	$197,861.00
13.	Landa Series 215 Clearview Circle	$30.0371	$300,371.00
14.	Landa Series 201 Signet Court	$26.6907	$266,907.00
15.	Landa Series 2530 Corner Stone Trail	$24.5352	$245,352.00
16.	Landa Series 7572 Somerton Drive	$22.5160	$225,160.00
17.	Landa Series 2875 Lorimier Terrace	$28.8486	$288,486.00
18.	Landa Series 6323 Shetland Road	$24.5156	$245,156.00
19.	Landa Series 5921 Norde Drive E	$24.2857	$242,857.00
20.	Landa Series 5938 Mount Zion Boulevard	$25.9661	$259,661.00
21.	Landa Series 3360 Brookside Lane	$28.4968	$284,968.00
22.	Landa Series 5625 Windwood Road	$17.1789	$171,789.00
23.	Landa Series 1419 Hatchcover Circle	$20.9912	$209,912.00
24.	Landa Series 7552 Wheat Road	$24.4497	$244,497.00
25.	Landa Series 8170 Cumberland Gap Trail	$28.1531	$281,531.00
26.	Landa Series 9193 Welch Court	$23.2149	$232,149.00
27.	Landa Series 99 Creek Circle	$24.9738	$249,738.00
28.	Landa Series 2137 D Hickory Bend SE	$17.7360	$177,360.00
29.	Landa Series 4126 Oriely Drive W	$25.1465	$251,465.00
30.	Landa Series 2962 Hunt Street	$20.6157	$206,157.00
31.	Landa Series 5066 Greenway Drive	$28.0915	$280,915.00
32.	Landa Series 7848 Dalehurst Drive S	$26.2984	$262,984.00
33.	Landa Series 2231 Lake Forest Avenue	$29.7196	$297,196.00
34.	Landa Series 235 Celery Avenue N	$28.0599	$280,599.00
35.	Landa Series 3390 Jacqueline Drive	$27.3069	$273,069.00
36.	Landa Series 580 Dorothy Street	$24.1252	$241,252.00
37.	Landa Series 8152 Arble Drive	$22.5941	$225,941.00
38.	Landa Series 28 E Hammon Drive	$27.1393	$271,393.00
39.	Landa Series 6716 Mopsy Lane	$23.7362	$237,362.00
40.	Landa Series1434 Shirley Drive	$26.8554	$268,554.00
41.	Landa Series 3760 Michigan Avenue	$26.5269	$265,269.00
42.	Landa Serie 8990 Doris Lane	$13,6785	$136,785.00
43.	Landa Series 1096 Vincent Drive	$31.5357	$315,357.00
44.	Landa Series 301 Woodstream Drive	$29.0432	$290,432.00
45.	Landa Series 1120 9th Court	$18.7510	$187,510.00
46.	Landa Series 808 Home Trail	$32.2459	$322,459.00
47.	Landa Series 179 Poplar Springs Drive	$17.8993	$178,993.00
48.	Landa Series 4464 Willow Street	$24.3829	$243,829.00
49.	Landa Series 7817 3rd Street South	$13.5983	$135,983.00

50.	Landa Series 1713 Alfen Street	$18.2221	$182,221.00
51.	Landa Series 1744 Mountain Drive	$18.8821	$188,821.00
52.	Landa Series 6820 66th Street South	$19.4505	$194,505.00
53.	Landa Series 650 Willow Bend Lane	$18.4132	$184,132.00
54.	Landa Series 113 Hughes Avenue	$32.5956	$325,956.00
55.	Landa Series 5844 Willow Crest Drive	$25.4760	$254,760.00
56.	Landa Series 1625 W Mcfarland Avenue	$27.5108	$275,108.00
57.	Landa Series 913 2nd Street	$17.6271	$176,271.00
58.	Landa Series 200 15th Court NW	$16.8567	$168,567.00
59.	Landa Series 503 8th Street South	$15.6106	$156,106.00
60.	Landa Series 503 East Robinson Street	$18.4476	$184,476.00
61.	Landa Series 4037 Stone Drive	$22.8364	$228,364.00
62.	Landa Series 4601 Sylvaner Lane	$34.5886	$345,886.00
63.	Landa Series 8048 Old Plank Road	$29.9140	$299,140.00
	Total		$13,862,820.00	(5)

Note: Green shading represents Open Series and gray shading represents Closed Series.

(1)	The prices per Share for each Series listed above were determined by the Manager. See “Determination of Purchase Price” in the Amendment No. 2 for additional information.

(2)	There are no underwriting discounts or commissions as part of the Offerings. We do not intend to use commissioned sales agents or underwriters as part of the Offerings. We expect that the officers of the Manager will offer and sell the Shares in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, and will not receive any compensation from the offer or sale of the Shares of any Series. Dalmore Group, LLC will be acting as the broker dealer of record in connection with each Offering (the “Broker Dealer”) and will be entitled to a brokerage fee (the “Broker Fee”) calculated in the manner set forth under “Plan of Distribution” in the Amendment No. 2. The Manager will pay the Broker Fee to the Broker Dealer. See “Plan of Distribution” in the Amendment No. 2.

(3)	The Maximum Offering Amounts represent the gross proceeds from a subscription of 10,000 Shares of the respective Series. For additional information, see “Use of Proceeds” in the Amendment No. 2.

(4)	There is no minimum offering amount.

(5)	Represents the proposed Maximum Offering Amount aggregated across all Offerings by Closed Series, Open Series and New Series that have been qualified, or are being qualified, under this Offering Circular, as required for purposes of the Form 5110 submitted to FINRA in connection with this Post-Qualification Amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, Landa App 2 LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 8, 2022.

LANDA APP 2 LLC

Signed by Landa Holdings, Inc., as Manager of LANDA APP 2 LLC

By:	/s/ Yishai Cohen
	Name:	Yishai Cohen
	Title:	Chairman, Chief Executive Officer and President

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yishai Cohen	Chairman, Chief Executive Officer and	June 8, 2022
Yishai Cohen	President of Landa Holdings, Inc. (Principal Executive Officer)

/s/ Yishai Cohen	Acting Head of Finance of Landa Holdings, Inc.	June 8, 2022
Yishai Cohen	(Principal Financial Officer and Principal Accounting Officer)

LANDA HOLDINGS, INC.

/s/ Yishai Cohen	Manager	June 8, 2022
Chief Executive Officer and President